Exhibit 5

March 10, 2016

Cantel Medical Corp.

150 Clove Road

Little Falls, New Jersey 07424

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Secretary of Cantel Medical Corp., a Delaware corporation (the “Company”), and have acted as counsel in such capacity for the Company in connection with the preparation and the filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), for registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,200,000 shares of the Company’s Common stock, par value $0.10 per share (“Common Stock”), issuable under the Cantel Medical Corp. 2016 Equity Incentive Plan (the “Plan”). The 1,200,000 shares of Common Stock to be registered pursuant to the Plan are collectively referred to herein as the “Shares.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions set forth herein, I have examined and relied on originals or copies of (i) the Registration Statement; (ii) a specimen certificate representing the Common Stock; (iii) the Certificate of Incorporation and By-laws of the Company, as amended to date and presently in effect, (iv) the Plan; and (v) certain resolutions of the Board of Directors of the Company relating to the Plan and related matters.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the forgoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that each Share that is issued pursuant to the Plan will be legally issued, fully paid and non-assessable when: (i) the Company’s Board of Directors or a duly authorized committee thereof shall have duly authorized the issuance and sale of such Share as contemplated by the Plan; and (ii) either a certificate representing such Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against receipt of the agreed consideration therefor to the extent required by, and in accordance with the terms of, the Plan or if any Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Share to the person entitled thereto against receipt of the agreed consideration therefor to the extent required by, and in accordance with the terms of, the Plan.

I assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if I become aware of any fact that might change the opinions expressed herein after the date hereof.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Eric W. Nodiff

Eric W. Nodiff
Executive Vice President, General Counsel
and Secretary